Exhibit 99.1

News Release

August 15, 2011
UNITRIN CHANGES NAME TO KEMPER
Revives Chicago legacy
CHICAGO--(BUSINESS WIRE)-- Unitrin, Inc. (NYSE: UTR) proudly announces its new name -- Kemper Corporation -- effective Aug. 25, 2011 and will begin trading on the New York Stock Exchange under the KMPR ticker symbol that day.
“Kemper is a legendary name in the insurance industry, and it offers an opportunity to create a unified brand for our family of companies and a strong platform for continued growth and expansion,” said Don Southwell, Chairman, President and Chief Executive Officer.
The company purchased the Kemper personal lines business in 2002, and this segment now represents the company's largest business unit with just under $1 billion in total earned premiums in 2010. For marketing purposes, this unit will become Kemper Preferred, effective August 25. The holding company will incorporate the Kemper name in many of its other business units over time.
“Since the Kemper acquisition, we have looked for opportunities to leverage the value of the Kemper brand throughout our organization,” Southwell added. “When we had the opportunity to purchase the name outright in mid-2010, we jumped on it.”
In fact, the name change closely aligns with the corporate changes over the last five years. The company has worked to redefine itself from a holding company with an eclectic portfolio of companies and investments to a straightforward insurance provider with more than $8 billion in assets. Unitrin was established as a holding company after its spin-off from Teledyne in 1990.
“The Kemper name fits who we have become as a company,” Southwell continued. “It allows us to bring together all of our approximately 7,000 employees under one banner that reinforces our position as a straightforward company that delivers personal service and financial excellence in all of our interactions.”
After purchasing the name, the company immediately began a top-to-bottom study of its brands, assisted by third-party research, to explore how best to use the name more aggressively. The Kemper brand name, its attributes and recognition remain strong, with about a 30 percent greater awareness of the Kemper name over Unitrin among consumers surveyed.
While the company name will change, the commitment to customer service will remain strong. The company's subsidiaries work through about 10,000 independent agents and 2,600 career agents who know the company's products and understand how to find the right fit for a wide array of customers.

Customers who choose to purchase their insurance directly on-line can do so via Unitrin Direct or iMingle®, an industry first that uses social networking to enable customers to link their policies with friends.
“We view our rebranding as an investment in the company,” said Dennis Vigneau, Senior Vice President and Chief Financial Officer. “Over time we expect to see benefits in terms of overall growth and increased shareholder returns.”
Some facts on the company:

•	Today, Unitrin has more than $2.5 billion in annual revenue, with more than 6 million policies in force across the country.

•	Total earned premiums for 2010 were over $2.2 billion, with property and casualty insurance comprising more than 70 percent of that total.

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The company has a track record of strong, steady returns for its shareholders, including a dividend currently at $0.96 per share on an annualized basis in 2011, representing a yield of over 3 percent at recent market prices.

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Since Unitrin's inception in 1990, the company has repurchased about $1.9 billion worth of its stock and has paid dividends totaling about $1.9 billion, for a grand total of about $3.8 billion returned to shareholders.

Unitrin is a diversified insurance holding company with subsidiaries that provide auto, homeowners, life, health and other insurance products for individuals.

Unitrin's principal businesses:
Kemper Preferred provides auto, homeowners and other insurance products to individuals through a network of independent agents.
Unitrin Specialty provides auto insurance through a network of independent agents and brokers to individuals and small businesses which have had difficulty procuring insurance through traditional channels, usually due to adverse driving records, claim or credit histories.
Unitrin Direct markets auto and homeowners insurance to consumers via direct mail, the internet, employer-sponsored employee benefit programs and other affinity relationships.
Life and Health Insurance specializes in the sale of life and health insurance products to individuals through networks of employee agents and exclusive, independent agents.
Additional information about Unitrin is available by visiting its website unitrin.com and, beginning on August 25, kemper.com.
Caution Regarding Forward-Looking Statements
This press release may contain or incorporate by reference information that includes or is based on forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities

Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events, and can be identified by the fact that they relate to future actions, performance or results rather than strictly to historical or current facts.
Any or all forward-looking statements may turn out to be wrong, and, accordingly, readers are cautioned not to place undue reliance on such statements, which speak only as of the date of this press release. Forward-looking statements involve a number of risks and uncertainties that are difficult to predict, and are not guarantees of future performance. Among the general factors that could cause actual results to differ materially from estimated results are those listed in periodic reports filed by Unitrin with the Securities and Exchange Commission (the "SEC"). No assurances can be given that the results contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable. The company does not assume any obligation to publicly correct or update any forward-looking statements as a result of events or developments subsequent to the date of this press release. The reader is advised, however, to consult any further disclosures the company makes on related subjects in its filings with the SEC.
Source: Unitrin, Inc.
Contacts:
Investors:     Diana Hickert-Hill, 312.661.4930 or investor.relations@unitrin.com
Media:        Catherine Riedel, 312.209.0250